EXHIBIT 99.A

News For Immediate Release

El Paso Corporation Names Steven J. Shapiro Director

HOUSTON, TEXAS, December 1, 2006—El Paso Corporation (NYSE:EP) has named Steven J. Shapiro to its board of directors effective today. Shapiro (54) most recently served as executive vice president and chief financial officer of Burlington Resources, Inc. During his five-year tenure at Burlington Resources, Shapiro served as a member of the board of directors and the office of the chairman where he was instrumental in the company’s strategic transformation and financial success. Before that, he served as senior vice president, chief financial officer, and director at Vastar Resources, Inc. and spent 16 years in various roles of increasing responsibility with ARCO.

“Steve Shapiro is a valuable addition to our board of directors,” said Ronald L. Kuehn, El Paso’s chairman of the board. “His vast energy-related experience and strategic vision will help us build on our company’s progress.”

Shapiro earned a bachelor’s degree in industrial economics from Union College and a master’s degree in business administration from Harvard University. He is a current member of the board of directors of Barrick Gold Corporation. Shapiro recently served as chairman of the executive committee of the American Petroleum Institute’s general committee on finance and is a trustee at the Houston Museum of Natural Science.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

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